AMENDMENT TO
                             SUB-ADVISORY AGREEMENT



         The following amendment is made to the Sub-Advisory Agreement dated June 30, 1997, by and between Maxim Series Fund, Inc. (the "Fund"), GW Capital Management, LLC (the "Adviser"), and T. Rowe Price Associates, Inc. (the "Sub-Adviser") (the "Agreement"), as amended December 5, 1997, for the Maxim MidCap Growth Portfolio, and is hereby incorporated into and made a part of the Agreement.

         1. Effective May 1, 1999, all references to "Maxim MidCap Growth Portfolio" shall refer instead to "Maxim T. Rowe Price MidCap Growth Portfolio" wherever such references shall appear in the Agreement or the amendments thereto.

         2. Effective the date of this amendment, the following provision will be added as Article XVII of the Agreement:


                            Confidential Information

         Sub-Adviser and Adviser agree that each of them will treat as confidential all facts, circumstances, information, data, plans, projects and technical or commercial knowledge gained in relation to the other party, or received from the other party, in particular, information relating to the defined contribution business including, but not limited to, customers, employees, suppliers, servicing methods, programs, strategies and related information ("Confidential Information"). Information in the public domain, through no wrongful action on the part of either party, shall not be considered Confidential Information. Sub-Adviser and Adviser undertake to each other that they will not disclose Confidential Information to any third parties or to Sub-Adviser's or Adviser's affiliates and neither company will use such Confidential Information obtained from the other company to directly compete with the company except a company may disclose the Confidential Information in the following limited circumstances: (i) to their legal advisers, (ii) with the prior written consent of the other party, (iii) as required by law, or (iv) as necessary to gain or retain regulatory approvals. Prior to any disclosure under the foregoing subsections (iii) and (iv), the party intending such disclosure shall first notify the other party to allow such other party a reasonable opportunity to seek an appropriate protective order. The parties further agree that Confidential Information shall not be commercially exploited by or on behalf of either party.

         For purposes of this Section, defined contribution plan shall mean 401(a), 401(k), 457 and 403(b) plans.






         IN WITNESS WHEREOF, the parties hereto have caused this amending agreement to be executed in duplicate this _28th__ day of _December_, 1999, in their names and on their behalf by and through their duly authorized officers.

                                                  MAXIM SERIES FUND, INC.

Attest:  /s/ Beverly A. Byrne                     By:  /s/ J.D. Motz
Name:                                             Name:  James D. Motz
                                                  Title:    President


                                                  T. ROWE PRICE
                                                  ASSOCIATES, INC.

Attest:  /s/ Catherine Berkenkemper               By:  /s/ Darrell N. Braman
Name:  Catherine Berkenkemper                     Name:  Darrell N. Braman
                                                  Title:  Vice President


                                                   GW CAPITAL MANAGEMENT, LLC.

Attest:  /s/ David G. McLeod                       By:  /s/ John T. Hughes
Name:                                              Name:  John T. Hughes
                                                  Title:    President

                                  Amendment to
                             Sub-Advisory Agreement


     The following amendment is made to the Sub-Advisory Agreement dated June 30, 1997, by and between GW Capital Management, Inc. ("the Adviser"), T. Rowe Price Associates, Inc. ("the Sub-adviser"), and Maxim Series Fund, Inc. ("the Fund") ("the Agreement") for the Maxim MidCap Growth Portfolio and is hereby incorporated into and made a part of the Agreement.

         Effective December 5, 1997, all references to "GW Capital Management, Inc." shall refer instead to "GW Capital Management, LLC," and all references to "GW Capital Management, Inc., a Colorado corporation" shall refer instead to "GW Capital Management, LLC, a Colorado limited liability company," wherever such references appear in the Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this amending agreement to be executed in duplicate, in their names and on their behalf by and through their duly authorized officers.

                                                     GW CAPITAL MANAGEMENT, LLC
Witness:

/s/ David G. McLeod                                  By:  /s/ John T. Hughes
Name:  David G. McLeod                      Name:  J.T. Hughes
                                                     Title:    President


                                                     T. ROWE PRICE ASSOCIATES,
INC.
Witness:

/s/ Kathleen Hussey                                  By:  /s/ Nancy M. Morris
Name:  Kathleen Hussey                      Name:  Nancy M. Morris
                                                     Title:    Vice President

                             MAXIM SERIES FUND, INC.
Witness:

/s/ Beverly A. Byrne                                 By:  /s/ J.D. Motz
Name:  Beverly A. Byrne                     Name:  J.D. Motz
                                                     Title:    President